Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made as of October 22, 2019 (the “Effective Date”), to be effective as of the date hereof, by and between Capitol Indemnity Corporation, a Wisconsin corporation (the “Company”), and John L. Sennott (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into this Employment Agreement embodying the terms of such employment, and Executive desires to enter into this Employment Agreement to accept such employment, subject to the terms and provisions of this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the Company and Executive hereby agree as follows:

1.             Employment Period.

The Company will employ Executive, and Executive will serve the Company, under the terms of this Employment Agreement for a period beginning as of July 1, 2019 and terminating on June 30, 2022 (the “Initial Term Expiration Date”), unless such period shall have been earlier terminated in accordance with the terms hereof; provided, however, that in the event that an IPO (as defined herein) has taken place on or prior to June 30, 2022, then the Initial Term Expiration Date shall automatically be extended until the date of the third (3rd) anniversary of the IPO (the “IPO Third Anniversary”) (for example, if an IPO took place on April 15, 2021, then the IPO Third Anniversary would be April 15, 2024). Beginning on the day following the Initial Term Expiration Date (either July 1, 2022 if no IPO has taken place on or prior to June 30, 2022, or the day following the IPO Third Anniversary, if an IPO has taken place on or prior to June 30, 2022), the term of Executive’s employment hereunder shall automatically be renewed for renewal terms of one (1) year each (each additional one-year term, a “Renewal Term”), unless either the Company or Executive gives written notice of non-renewal of Executive’s employment at least ninety (90) days prior to the end of the then-current term. The period of Executive’s employment hereunder, including any Renewal Term, is referred to herein as the “Employment Period.”

2.             Duties and Status.

(a)        The Company hereby engages Executive as a full-time executive employee for the Employment Period, and Executive accepts such employment, on the terms set forth in this Employment Agreement. Executive shall serve as President and Chief Executive Officer of the Company and CapSpecialty, Inc. (“CapSpecialty”) and, prior to an IPO, as a member and Chairman of the Board of Directors of CapSpecialty (the “Board”) (such service on the Board to be performed without additional compensation). Following an IPO, CapSpecialty shall nominate Executive as a member of the Board at each annual meeting of the shareholders of CapSpecialty during the Employment Period at which Executive’s seat is up for re-election and, if re-elected, Executive shall continue to serve as the Chairman of the Board. During the Employment Period, Executive shall exercise such authority and perform such executive duties and functions, and discharge such responsibilities, as are reasonably associated with Executive’s position, commensurate with the authority vested in Executive pursuant to this Employment Agreement.

Subject to direction (i) prior to an IPO, by the Board and by the Chairman of the Compensation Committee of the Board (the “Compensation Committee”), and (ii) subsequent to an IPO, by the Board, Executive shall be primarily responsible for establishing the Company’s business and for the overall management of its business activities.

(b)        Subject to Section 2(d) below, during the Employment Period, Executive shall devote his full business time and efforts to the business of the Company and its Subsidiaries and accept such additional office or offices to which he may be elected by the Board, provided that the performance of the duties of such office or offices shall be consistent with the scope of the duties provided for in Section 2(a) hereof.

(c)        If requested by the Board (or, prior to an IPO, by the Chairman of the Compensation Committee), Executive shall also serve, without additional compensation, as an officer and/or director of any or all of the Subsidiaries of the Company. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group (as defined below) and hereby agrees to execute any documents that the Company (or any member of the Company Group) determines necessary to effectuate such resignations.

(d)        Nothing in this Employment Agreement shall preclude Executive from devoting reasonable periods of time required for engaging in charitable, religious, civic, community and other activities including, but not limited to, those previously disclosed by Executive by way of conflict of interest disclosures and the like, provided that such activities (x) do not individually or in the aggregate interfere with the performance of his duties hereunder, and (y) are not competitive with the Company, Alleghany or any of their respective Affiliates.

3.             Compensation.

(a)        Base Salary. During the Employment Period, the Company will pay to Executive, as compensation for the performance of his duties and obligations hereunder, a base salary at the rate of six hundred fifty thousand dollars ($650,000) per annum, subject to normal withholding and other taxes, payable in arrears not less frequently than monthly in accordance with the normal payroll schedule of the Company. Such base salary will be subject to review prior to March 1st of each year for possible increase by the Compensation Committee, but shall in no event be decreased from its then existing level during the Employment Period. Executive’s base salary as in effect from time to time shall be referred to herein as “Base Salary.”

(b)        Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Employment Period (the “Annual Bonus”). The target Annual Bonus for the 2020 calendar year and each calendar year thereafter shall be one hundred percent (100%) of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual CapSpecialty (and its Subsidiaries) and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive. Notwithstanding anything herein to the contrary, Executive shall be eligible to earn an Annual Bonus in respect of the 2019 calendar year of up to three hundred twenty five thousand dollars ($325,000), with the actual amount of any such Annual Bonus determined by the Compensation Committee in its sole discretion. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.

(c)        CapSpecialty Option Awards. To the extent that CapSpecialty establishes a stock option or other stock incentive plan during the Employment Period, Executive shall be eligible to receive stock options or other equity awards as may be determined by the Compensation Committee from time to time in its sole discretion in accordance with any such plan.

4.              Employee Benefits.

During the Employment Period, Executive will be entitled to participate in the employee benefit plans and programs of the Company that are generally made available to the other senior executives of the Company to the extent that his position, tenure, salary, age, health, location, and other qualifications make him eligible to participate. Such plans and programs shall include all life, accident, disability and health insurance plans of the Company, all pension plans of the Company, and any other similar plans and programs of the Company that are generally made available to the other senior executives of the Company, as in existence at any time during the Employment Period. Executive will be entitled to four (4) weeks of vacation time during each calendar year in which he is employed hereunder in accordance with the Company’s vacation policy then in effect. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

5.              Termination of Employment.

(a)        At Will Employment. At all times the nature of Executive’ employment with the Company is and will continue to be “at will,” as defined by applicable law, meaning that either Executive or the Company shall have the unqualified right to terminate the employment relationship as described herein at any time for any reason or no reason. This “at-will” relationship can only be modified by a written agreement signed by the Chairman of the Compensation Committee expressly stating that it is modifying this at-will relationship. Upon the termination of Executive’s employment, Executive shall have no further rights to any compensation or any other benefits under this Employment Agreement except as explicitly provided for in this Section 5.

(b)        Termination for Cause. Executive’s employment with the Company may be terminated at any time for “Cause,” which is defined to mean the following:

(i)        the commission by Executive of gross misconduct in connection with the performance of any of Executive’s duties;

(ii)        Executive engaged in or attempted to engage in acts or omissions constituting fraud, misappropriation, embezzlement, intentional wrongdoing or dishonesty (but excluding expense reimbursement disputes as to which Executive had a reasonable good faith belief that his conduct was within the policies of the Company);

(iii)        willful failure by Executive to implement reasonable directives (x) prior to an IPO, of the Board or of the Chairman of the Compensation Committee and (y) subsequent to an IPO, of the Board, after written notice of such failure to Executive, which failure is not corrected within ten (10) business days following delivery of such written notice;

(iv)        Executive materially breached the Company’s or Alleghany’s policies or procedures governing business ethics applicable to executives similarly situated to Executive (as may be amended from time to time by Alleghany, the Company or any of their Subsidiaries or Affiliates, as applicable);

(v)         Executive’s conviction of, or Executive pleading no contest to, a felony; or

(vi)        Executive’s material breach in the performance of his obligations under this Employment Agreement, after which written notice of such breach to Executive, which breach is not corrected within ten (10) business days following delivery of such written notice.

In the case of any termination by the Company for Cause, the Company shall provide written notice to Executive setting forth the acts, circumstances and bases that constitute Cause for termination; provided, however, that the failure to set forth an act, circumstance or basis for Cause in such notice shall not limit the acts, circumstances or bases for Cause in any dispute between the Company and Executive regarding whether there was Cause for termination of Executive’s employment. It is agreed to by the parties that the Company’s below par or below average financial performance, in and of itself (i.e., absent any of the acts, circumstances or bases set forth in subsections (i) through (vi) of this Section 5(b) shall not constitute Cause for employment termination under this Employment Agreement.

(c)        Termination for Good Reason. Executive shall have the right at any time to terminate his employment with the Company for any reason. The termination of Executive’s employment shall be deemed to be for “Good Reason” if and only if such termination shall be the result of, in each case, without Executive’s written consent:

(i)         a material reduction of Executive’s responsibilities, or the assignment to Executive of duties materially inconsistent with his position;

(ii)        (x) requiring Executive to report to anyone other than (A) prior to an IPO, the Board and/or the Chairman of the Compensation Committee, and (B) subsequent to an IPO, the Board, or (y) subsequent to a Change of Control, requiring Executive to report to anyone other than the board of directors (or similar governing body) and/or the chief executive officer of the Company’s ultimate parent;

(iii)        at any time during the Employment Period (A) prior to an IPO, Executive either not being nominated to serve as a member of the Board, provided that Executive’s seat is then up for re-election, or being removed by the Company from the Board (other than in connection with a termination of his employment), or (B) on or after an IPO, Executive not being nominated to serve as a member of the Board, provided Executive’s seat is then up for re-election;

(iv)        any requirement that Executive move his primary residence from Simsbury, Connecticut in order to perform his duties under this Employment Agreement;

(v)         a material breach by the Company in the performance of any of its obligations under this Employment Agreement (including its obligation to cause any successor to assume the obligations of the Company hereunder as provided in Section 13(a) hereof), after written notice of such breach to the Board, which breach is not corrected within ten (10) days following delivery of such written notice;

(vi)        the Company’s delivery to Executive of written notice of non-renewal of the then-current term (provided, that unless otherwise agreed by the Company, termination by Executive of his employment following the Company’s delivery of such notice of non-renewal shall be deemed to be for Good Reason pursuant to this clause (vi) only if Executive remains in the employment of the Company until the expiration of the then-current term; or

(vii)       the failure of CapSpecialty to complete an IPO for any reason on or prior to the third (3rd) anniversary of an Alleghany Change in Control (as defined below).

(d)        Consequences of Termination Without Cause or for Good Reason. In the event of a termination of Executive’s employment during the Employment Period (x) by the Company, which termination is not a termination for Cause or (y) by Executive for Good Reason, and provided that such termination is not by reason of death, or Disability (as defined in Section 5(e) hereof), then (i) Executive shall be entitled to the Accrued Obligations, (ii) Executive shall be entitled to continued payment of Base Salary for a period of 12 months following the Date of Termination, in accordance with the normal payroll schedule of the Company, (iii) Executive shall be entitled to be paid any unpaid Annual Bonus pursuant to Section 3(b) above earned based on performance with respect to the calendar year immediately prior to the calendar year in which the Date of Termination occurs, if any, (iv) subject to achievement of the applicable performance objectives for the calendar year in which such termination occurs, as determined by the Compensation Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the calendar year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such calendar year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is two and one-half (2 1⁄2) months following the last day of the calendar year in which such termination occurs, and (v) a lump sum payment within thirty (30) days following the Date of Termination in an amount that, after the applicable income and employment taxes calculated at the applicable minimum rate, is equal to 100% of the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for a period of eighteen (18) months following Executive’s termination of employment (the “COBRA Subsidy”).

(e)        Termination Upon Death or Disability. The Employment Period shall be terminated by the death of Executive. The Employment Period may be terminated by the Board at any time if Executive is medically deemed unable to discharge his duties hereunder due to physical or mental illness for one or more periods totaling six (6) months during any consecutive twelve (12) month period (“Disability”). Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Employment Agreement.

(f)        Consequences of Termination Upon Death or Disability. In the event of a termination of Executive’s employment during the Employment Period by reason of Executive’s death or Disability (as defined above), then (i) Executive shall be entitled to the Accrued Obligations, (ii) Executive shall not be entitled to any payment of Annual Bonus provided for in Section 3(b) above in respect of the year in which the Date of Termination occurs, but shall be entitled to be paid any unpaid Annual Bonus pursuant to Section 3(b) above earned based on performance with respect to the calendar year immediately prior to the calendar year in which the Date of Termination occurs, if any, and (iii) the COBRA Subsidy.

(g)        Other Terminations of Employment. In the event that Executive’s employment with the Company is terminated by the Company for Cause or by Executive other than for Good Reason, and provided that such termination is not as a result of death or Disability, then (i) Executive shall be entitled to the Accrued Obligations, and (ii) Executive shall not be entitled to any payment of an Annual Bonus provided for in Section 3(b) above in respect of the year in which the Date of Termination occurs or any prior year.

(h)        Severance Benefits. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d) or (f) of this Section 5 (other than Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned on Executive’s execution, delivery to the Company, and non-revocation of a release of claims (the “Release of Claims”), in a form substantially as attached hereto as Exhibit A to the Company in favor of the Company, Alleghany and each of their Subsidiaries and Affiliates (collectively, the “Company Group”) (and the expiration of any revocation period contained in such release of claims) within sixty (60) days following the Date of Termination. If Executive fails to execute the Release of Claims in such timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision or benefit otherwise scheduled to occur prior to the sixtieth (60th) day following Executive’s Date of Termination hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following Executive’s Date of Termination hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a Person having legal power of attorney over Executive’s affairs. Executive acknowledges and agrees that all Severance Benefits shall immediately cease should Executive materially breach his obligations under Section 8 of this Employment Agreement or the Release of Claims.

(i)        No Mitigation. Following termination of Executive’s employment with the Company, Executive shall be under no obligation to seek re-employment and there shall be no offset against amounts due Executive under this Employment Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(j)        Nature of Payments. Any amounts due under this Section 5 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

6.             Certain Definitions.

(a)        “Accrued Obligations” means (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) any unpaid or unreimbursed expenses incurred through the Date of Termination in accordance with Section 9 hereof and (ii) any benefits provided under the Company’s employee benefit plans (excluding any employee benefit plan providing for severance or similar benefits) upon a termination of employment, in accordance with the terms contained therein.

(b)        “Affiliate,” when used with reference to any Person, shall mean another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the ability, directly or indirectly, to direct or cause the direction of the management and policies of the Person in question.

(c)        “Alleghany” means Alleghany Corporation.

(d)        “Alleghany Change in Control” means the occurrence of a “Change in Control” (as defined in Section 8(b) of the Alleghany Corporation 2017 Long-Term Incentive Plan, as in effect as of the date hereof).

(e)        “Change of Control” means (i) a consolidation or merger of CapSpecialty resulting in Alleghany’s failure to own, directly or indirectly, at least fifty one percent (51%) of the combined voting power of CapSpecialty’s then outstanding voting securities generally entitled to vote in the election of CapSpecialty’s directors, (ii) a sale of stock resulting in Alleghany’s failure to own, directly or indirectly, at least fifty one percent (51%) of the combined voting power of CapSpecialty’s then outstanding voting securities generally entitled to vote in the election of directors of CapSpecialty’s directors, or (iii) a sale of all or substantially all of the assets of CapSpecialty and its Subsidiaries existing at the time of such sale, taken as a whole, to a Third Party.

(f)        “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the U.S. Treasury Department, as amended from time to time.

(g)        “Date of Termination” means the date Executive’s employment with the Company terminates for any reason.

(h)        “IPO” means the initial public offering of any class of CapSpecialty’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, in connection with which equity securities become listed on a U.S. national securities exchange.

(i)        “Person” shall mean any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or any other entity.

(j)        “Subsidiary” means, with respect to any Person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, by such Person, or (ii) in the case of unincorporated entities, any such entity with respect to which such Person has the power, directly or indirectly, to designate more than fifty percent (50%) of the individuals exercising functions similar to a board of directors.

(k)        “Third Party” means a person other than Alleghany or a Subsidiary of Alleghany.

7.             Representations.

(a)        Executive represents and warrants to the Company that he is not subject to or bound by any agreement that would affect his ability to enter into this Employment Agreement, to serve as President and Chief Executive Officer of the Company, to serve as a member and Chairman of the Board, to serve as an officer or director of any Subsidiary of the Company, or to solicit executives for employment by the Company, and that this Employment Agreement has been duly executed and delivered by Executive.

(b)        The Company represents and warrants to Executive that this Employment Agreement has been duly authorized, executed and delivered by it.

8.              Noncompetition; Nondisclosure; Nonsolicitation.

(a)        The Company and Executive agree that the services rendered by Executive hereunder are unique and irreplaceable. Executive hereby agrees that he will not, during the Employment Period, and for a period of twelve (12) months following the Date of Termination (for any reason):

(i)        engage or participate, directly or indirectly, as an officer, director, employee, partner or consultant with primary responsibility for activities in the fields of specialty insurance and reinsurance in the areas of commercial property and casualty markets, fidelity surety and professional lines in the United States of America (a “Competing Activity”), or in any business which is, or as a result of Executive’s engagement or participation would become, a Competing Activity; or

(ii)        solicit or recruit any officer or employee of the Company Group to join any other company to engage in a Competing Activity, or solicit or recruit a substantial number of employees of the Company Group to work with any company with whom Executive is associated.

(b)        Executive further agrees that, during the Employment Period and at all times thereafter:

(i)        he shall keep secret and retain in strictest confidence, and will not use for his benefit or the benefit of others, any and all confidential information relating to the Company Group disclosed to him in the course of his employment hereunder, including, without limitation, trade secrets, customer lists and other secret or confidential aspects of any of their businesses (“Confidential Information”), and Executive further agrees that he shall not disclose such Confidential Information to anyone outside the Company Group nor shall he remove from the premises of any member of the Company Group any document or other object containing or reflecting Confidential Information, in each case, except (i) in the performance by him of the services provided for hereunder, (ii) as required by applicable law in connection with any judicial or administrative proceeding or inquiry (provided prior written notice thereof is promptly given by Executive to the Company and to Alleghany prior to making any such disclosure, so that the Company may seek an appropriate protective order) or (iii) with the prior written consent of the Company, unless such information is known generally to the public or the trade through sources other than Executive’s unauthorized disclosure; and

(ii)        he shall not engage in or participate in, directly or indirectly, any business conducted under a name that shall be the same as or similar to the name of, or any trade name used by, Alleghany, the Company or any of their Affiliates.

Notwithstanding the foregoing, the restrictions regarding Confidential Information shall not apply to information that (1) Executive already knew before commencing employment with Alleghany or any of its Subsidiaries or Affiliates, including but not limited to Executive’s skills and knowledge of the industry, (2) is or becomes publicly known without breach of this Agreement, or (3) is received from a third-party authorized to disclose it without restriction. Executive shall not have any obligation hereunder to keep Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

(c)        Executive further and agrees that all documents and objects containing Confidential Information, whether developed by him or by someone else, will be the sole exclusive property of the Company Group and that upon termination of Executive’s employment hereunder (including by reason of death or Disability), Executive (or in the event of death or Disability, his estate or personal representative as the case may be) shall forthwith deliver to the Company Group all Confidential Information, including, without limitation, all lists of customers, correspondence, accounts, records, and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company Group, and no copy of any such Confidential Information shall be retained by him.

(d)        Whistleblower; Defend Trade Secrets Act Disclosure.

(i)        Notwithstanding anything herein to the contrary, nothing in this Employment Agreement shall be construed to prohibit Executive from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any Federal, state or local government agency, (B) truthfully responding to or complying with a subpoena, court order, or other legal process, or (C) exercising any rights Executive may have under applicable labor laws to engage in concerted activity with other employees; provided however, that Executive hereby agrees to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where his right to receive such a monetary benefit is otherwise not waivable by law.

(ii)        Executive understands that the Defend Trade Secrets Act provides that he may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if he files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(e)        If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 8 unenforceable, the other provisions of this Section 8 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by the law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(f)        Executive acknowledges that irreparable damage would result to the Company if the provisions of this Section 8 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure to comply with the provisions of this Section.

9.             Business Expenses.

The Company shall promptly pay or reimburse Executive for all appropriately documented, reasonable out-of-pocket business expenses incurred by Executive in the performance of his duties under this Employment Agreement, including, but not limited to, his travel to Subsidiaries and Affiliates located outside of New York City or Connecticut in accordance with the Company’s policies in effect from time to time, subject to the Company’s requirements to reporting such expenses. Any payments or reimbursements will be made within thirty (30) days after submission of written documentation substantiating such expenses, in a form reasonably acceptable to the Company.

10.           Office.

During the Employment Period, the Company shall provide Executive with a suitable workplace appropriate for his responsibilities, secretarial and other business services at the Company’s principal executive offices and other locations at Subsidiaries and Affiliates where he regularly provides services.

11.            Insurance; Indemnification.

(a)        Key Man Insurance. The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance, or any or all of them, covering Executive, and Executive agrees to submit to the usual and customary medical examination and otherwise to cooperate with the Company in connection with the procurement of any such insurance, and any claims thereunder.

(b)        Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries or Affiliates or is or was serving at the request of the Company or any of its Subsidiaries or Affiliates as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, in each case, whether on, prior to, or following the Effective Date, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law, against all cost, expense, liability and loss reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators; provided, that such right to be indemnified and held harmless shall not apply to a Proceeding instituted by any entity that is a member of the Company Group against Executive. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its other directors or executive officers.

12.            Waiver of Breach.

Any waiver of any breach of this Employment Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Executive or of the Company.

13.            Assignment.

(a)        This Employment Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. Except as specifically provided otherwise herein or as otherwise required by applicable law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform the obligations of the Company under this Employment Agreement in the same manner and to the same extent that the Company is required to perform hereunder. As used in this Employment Agreement, the “Company” shall mean the Company as hereinabove defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Employment Agreement by operation of law. Except as provided by the foregoing provisions of this Section 13 and other than assignment to another member of the Company Group (or their successors) this Employment Agreement shall not be assignable by the Company without the prior written consent of Executive.

(b)        This Employment Agreement is personal in nature and the obligations of Executive hereunder are not assignable to any person. Except as specifically provided in this Section 13, none of Executive’s rights pursuant to this Employment Agreement may be assigned to any Person without the prior written consent of the Board. If Executive should die while any cash amounts are due and payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s designated beneficiary or, if there is no such designated beneficiary, to the legal representatives of Executive’s estate.

14.            Severability.

To the extent any provision of this Employment Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Employment Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Employment Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly covered and enforced.

15.            Section 409A.

(a)        To the extent required by Section 409A of the Code, all references to “termination of employment” and correlative phrases for purposes of this Agreement shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(b)        To the extent that (i) any payments or benefits to which Executive becomes entitled under this Agreement, or under any other plan, program or agreement maintained by a member of the Company Group, in connection with Executive’s termination of employment with the Company constitute “nonqualified deferred compensation” subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (A) the expiration of the six (6) month and one day period measured from the date of Executive’s separation from service (as defined in Section 15(a) above) from the Company; or (B) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty-percent (20% tax for which Executive would otherwise be liable under Section 409A(a)(1)(b) of the Code in absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum. For purposes of this Section 15, the term “specified employee” means an individual determined by a member of the Company Group to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of Company Group.

(c)        It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). The parties intend that all the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the immediately preceding sentence, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

(d)        Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

16.            Parachute Payments.

(a)        Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (the “Excise Tax”); provided, however, that any payment or benefit received or to be received by Executive (whether payable under the terms of the Agreement or any other plan, arrangement or agreement with a member of the Company Group) (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to one dollar less than the amount necessary so that no portion thereof shall be subject to the Excise Tax (the “Safe Harbor Amount”) but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made. For purposes of this Section 16, the “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive from a member of the Company Group that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

(b)        All determinations under this Section 16, including whether and to what extent any reductions are required pursuant to this Section 16 and any assumptions to be utilized in arriving at such determinations, will be made by an accounting firm or law firm (the “280G Firm”) selected by the Company, after consultation with Executive, prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code) that would cause any Payment to constitute a “parachute payment.” Unless otherwise agreed to by Executive in writing, the 280G Firm shall be required to assess and quantify the reasonableness of Executive’s compensation for purposes of Section 280G of the Code, with respect to periods both before or after any such change in control either directly or with the assistance of a separate valuation firm. All fees and expenses of the 280G Firm shall be paid solely by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 16 and detailed supporting calculations to both Executive and the Company as soon as reasonably practicable. Any determination by the 280G Firm shall be binding upon the Company and Executive.

(c)        If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved.

(d)        As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 16, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to Executive without interest.

(e)        The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 16 for purposes of making the calculations required by this Section 16, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

17.            Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

18.            Third-Party Beneficiaries.

This Employment Agreement is for the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

19.            Survival.

This Employment Agreement shall terminate upon the termination of the Employment Period, except the provisions of Sections 5 through 25 shall survive to the extent necessary to give effect to the provision thereof.

20.            Notices.

All notices, requests and other communications pursuant to this Employment Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Company:

Capitol Indemnity Corporation

1600 Aspen Commons, Suite 300

Middleton, WI 53562

Attention: General Counsel

with a copy to:

Alleghany Corporation

1411 Broadway, 34th Floor

New York, NY 10018

Attention: General Counsel

If to Executive:

John L. Sennott

To the address last on file at the Company’s principal executive offices.

Any party may, by written notice to the other party hereto, change the address to which notices to such party are to be delivered or mailed.

21.            Amendment.

This Employment Agreement may be amended or modified only by a written instrument executed by the Company and Executive.

22.            Entire Agreement.

This Employment Agreement, together with any exhibits hereto, which form a part hereof, contains the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

23.            Governing Law.

This Employment Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Any suit brought hereon shall be brought in the state or Federal courts sitting in New York City, New York, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personal jurisdiction over it and consents to service of process in any manner authorized by New York law.

24.            Section Headings.

The headings of the sections and subsections of this Employment Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or any term or provision thereof.

25.            Counterparts.

This Employment Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

*           *           *

[Signatures to appear on the following page(s)]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

CAPITOL INDEMNITY CORPORATION

By: /s/ Daniel M. McGinnis
Name: Daniel M. McGinnis
Title: Chief Operating Officer and Chief Underwriting Officer

JOHN L. SENNOTT

/s/ John L. Sennott
John L. Sennott

[Signature page to J. Sennott Employment Agreement]

Exhibit A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated October 22, 2019 with Capitol Indemnity Corporation (such corporation, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, John L. Sennott, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, and each of its direct and indirect subsidiaries and affiliates (including, without limitation, Alleghany Corporation and its subsidiaries), and their respective successors and assigns, together with their respective current and former officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Sections 5 and 16 of my Employment Agreement, (ii) any rights in respect of currently outstanding CapSpecialty and Alleghany equity or long-term incentive awards in accordance with their terms, (iii) any claims that cannot be waived by law, or (iv) my rights of indemnification as provided by, and in accordance with the terms of, the Employment Agreement, the Company’s by-laws, the Company’s Articles of Incorporation or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

Am able to read the language, and understand the meaning and effect, of this Release;

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

Had or could have had [twenty-one (21)][forty-five (45)]1 calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

Was advised to consult with my attorney regarding the terms and effect of this Release; and

Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs

[1]

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 5 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN NEW YORK, NEW YORK, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

*             *              *

I, John L. Sennott, have executed this Release of Claims on the respective date set forth below:

John L. Sennott

Date: [To be executed following a termination of employment only]

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